Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of October 2, 2012,

among

N. HARRIS COMPUTER CORPORATION,

NHCC MERGER CORP.,

COMPUTER SOFTWARE INNOVATIONS, INC.

and

CONSTELLATION SOFTWARE INC.

(solely for the purposes of Section 9.14)

This Agreement and Plan of Merger (the “Merger Agreement”) is filed as an exhibit to this Current Report on Form 8-K to provide information regarding its terms and it is not intended to modify or supplement any factual disclosures about Computer Software Innovations, Inc. (the “Company”) in its public reports filed with the SEC. In particular, this Merger Agreement is not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to the Company. This Merger Agreement includes representations, warranties and covenants of the Company, N. Harris Computer Corporation (“Parent”), NHCC Merger Corp. (“Merger Sub”) and Constellation Software Inc. (“Guarantor”) made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company, Parent, Merger Sub and Guarantor and may be subject to important qualifications and limitations agreed to by the Company, Parent, Merger Sub and Guarantor in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s SEC filings or may have been used for purposes of allocating risk among the Company, Parent, Merger Sub and Guarantor rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or Guarantor or any of their respective subsidiaries or affiliates.

i

	Intellectual Property	22

	Compliance; Permits	23

	Litigation	24

	Brokers’ and Finders’ Fees	24

	Related Party Transactions	24

	Employee Matters	24

	Real Property Matters	28

	Title to Assets	29

	Environmental Matters	29

	Material Contracts	29

	Anticorruption	31

	Information in the Proxy Statement	32

	Information in the Offer Documents and the Schedule 14D-9	32

	Rights Agreement	33

	Fairness Opinion	33

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

	Organization	34

	Authority; Non-contravention; Governmental Consents	34

	Information in the Proxy Statement	35

	Information in the Offer Documents	35

	Financial Capability	36

	Legal Proceedings	36

	Ownership of Company Capital Stock	36

ARTICLE VI	COVENANTS

	Conduct of Business of the Company	36

	Other Actions	39

	Access to Information; Confidentiality	39

	No Solicitation	39

	Stockholders Meeting; Preparation of Proxy Materials	43

	Notices of Certain Events	44

	Employees; Benefit Plans	44

	Directors’ and Officers’ Indemnification and Insurance	45

	Reasonable Best Efforts	47

	Public Announcements	48

	Takeover Statutes	49

	Section 16 Matters	49

	Rule 14d-10(d) Matters	49

	Further Assurances	49

ARTICLE VII	CONDITIONS

	Conditions to Each Party’s Obligation to Effect the Merger	49

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER

	Termination By Mutual Consent	50

	Termination By Either Parent or the Company	50

	Termination By Parent	50

	Termination By the Company	51

	Notice of Termination; Effect of Termination	51

	Fees and Expenses Following Termination	52

	Amendment	53

	Extension; Waiver	53

ARTICLE IX	MISCELLANEOUS

	Definitions	53

	Interpretation; Construction	61

	Survival	62

	Governing Law	62

	Submission to Jurisdiction	62

	Waiver of Jury Trial	62

	Notices	63

	Entire Agreement	64

	No Third Party Beneficiaries	64

	Severability	64

Assignment	65

Remedies	65

Specific Performance	65

Guarantee	65

Counterparts; Effectiveness	66

Annex I	Conditions to Offer

Exhibit A	Form of Tender and Voting Agreement – Officers and Directors
Exhibit B	Form of Tender and Voting Agreement – Preferred Stockholder
Exhibit C	Form of Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of October 2, 2012, by and among COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation (the “Company”), N. HARRIS COMPUTER CORPORATION, a company organized under the Business Corporations Act (Ontario) (“Parent”), NHCC MERGER CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and solely for purposes of Section 9.14 hereof, CONSTELLATION SOFTWARE INC., a company organized under the Business Corporations Act (Ontario) (“Guarantor”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of the Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and all of the outstanding shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”) at a price per share of Company Capital Stock of $1.10 (such amount or any different amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each issued and outstanding share of Company Capital Stock, other than (i) shares of Company Capital Stock owned directly or indirectly by Parent, Merger Sub or the Company and (ii) the Dissenting Shares, shall be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Offer, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend acceptance of the Offer, and, if required, approval of the Merger by its stockholders;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent to enter into this Agreement, certain Company stockholders have entered into tender and voting agreements, in substantially the forms set forth in Exhibit A and Exhibit B hereof, pursuant to which, among other things, each of such Company stockholders has agreed to tender his, her or its Company Capital Stock to Merger Sub in the Offer (the “Tender and Voting Agreement”);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Offer and the Merger; and

WHEREAS, pursuant to Section 9.14 hereof, Guarantor has unconditionally guaranteed all obligations of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.01 The Offer.

(a) As promptly as practicable but in no event more than 10 Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer.

(b) The obligation of Merger Sub to accept for payment and pay for any shares of Company Capital Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of shares of Company Common Stock which, together with the shares beneficially owned by Parent or Merger Sub (if any), represents at least a majority of the Company Common Stock then outstanding (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof but excluding shares of Company Common Stock issuable upon conversion of the Company Preferred Stock) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition, the “Offer Conditions”). Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Capital Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time. The Offer Price payable in respect of each share of Company Capital Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not (i) reduce the number of shares of Company Capital Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Annex I or modify or change any Offer Condition in a manner adverse in any material respect to any stockholders of the Company, (v) except as otherwise provided in this Section 1.01, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of the Company.

(d) The Offer shall expire at midnight (New York City time) on the date that is 20 Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e) Notwithstanding anything in this Agreement to the contrary, and without limiting Parent’s or Merger Sub’s obligations under this Section 1.01(e), Merger Sub (i) may, in its sole discretion, without consent of the Company, extend the Offer on one or more occasions for any period, if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, in Merger Sub’s sole discretion, waived, until such time as such condition or conditions are satisfied or waived and (ii) shall extend the Offer for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any applicable antitrust, competition or similar Law shall have expired or been terminated; provided, however, that in no event shall Merger Sub be required to extend the Offer (A) beyond March 29, 2013 (the “Outside Date”) or (B) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article VIII.

(f) On the terms and subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 3.05) all shares of Company Capital Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01). Acceptance for payment of shares of Company Capital Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing”. Merger Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, extend the Offer for a

“subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents may, in Merger Sub’s sole discretion, provide for such a reservation of right. Nothing contained in this Section 1.01 shall affect any termination rights in Article VIII.

(g) Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article VIII. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Company Capital Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Capital Stock to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response.

(i) Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Capital Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 1.02 Company Actions.

(a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.04, contain the recommendation described in Section 4.03(d). The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give due consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b) In connection with the Offer, the Company shall promptly (and no later than the date hereof) furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of Company Capital Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Capital Stock, updated from time to time upon Parent’s, Merger Sub’s or either of their respective agent’s request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Capital Stock.

Section 1.03 Directors.

(a) Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company

Board (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of shares of Company Capital Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment) bears to the total number of shares of Company Capital Stock outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Company Board that represents the same percentage as such individuals represent on the Company Board.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.03(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.03(a) hereof shall be subject to the receipt of such information.

(c) Following the election or appointment of Parent’s designees pursuant to Section 1.03(a) and until the Effective Time (as defined in Section 2.03 hereof), the approval of a majority of the directors of the Company then in office who were not designated by Parent shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

Section 1.04 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.04, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis (which assumes conversion or exercise of the Company Preferred Stock and all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of

Company Common Stock in excess of the shares of Company Common Stock authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable upon conversion of the Company Preferred Stock and pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding) and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any legal restraint (other than any listing requirement of any securities exchange). The Top-Up Option shall be exercisable, in whole but not in part, at any time following the Offer Closing and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company written notice specifying (i) the number of shares of the Company Capital Stock owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing) and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub. At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares shall be paid to the Company at Parent’s election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note (i) shall bear simple interest at the per annum of 3.0%, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms. The Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.

(c) Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) The parties agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable Law, neither the Surviving Corporation nor Parent shall assert that the Top-Up Option, the issuance of the Top-Up Shares or the payment by Parent or Merger Sub to the Company of any consideration for the Top-Up Shares should be considered by a court in connection with its determination in accordance with Section 262(h) of the DGCL of the fair value of the Dissenting Shares.

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, New York 10022 unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit C, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Capital Stock. Each share of Company Capital Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.01(a), and (ii) Dissenting Shares) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all shares of Company Capital Stock will no longer be outstanding and all shares of Company Capital Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Capital Stock (the “Book-Entry Shares”). On and after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Capital Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Capital Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Capital Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Capital Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Capital Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Capital Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 3.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 3.05 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate as contemplated under this Article III.

Section 3.07 Treatment of Stock Options and Other Stock-based Compensation.

(a) The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 3.05.

(b) The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Capital Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05.

(c) Parent shall not assume or otherwise replace any Company Stock Options or Company Stock Awards in connection with the transactions contemplated by this Agreement.

(d) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 3.07.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered section of the disclosure schedule (the “Company Disclosure Schedule”), dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Article IV to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of its certificate of incorporation (including any certificate of designations) and by-laws, each as amended to date (collectively, the “Charter Documents”). The Company is not in violation of any of the provisions of the Charter Documents.

(c) No Subsidiaries. The Company does not own, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 40,000,000 shares of Company Common Stock and (ii) 15,000,000 shares of Preferred Stock, par value $0.001 per share, 8,300,472 shares of which have been designated Series A Convertible Preferred Stock. As of the close of business on September 28, 2012, (A) 6,733,191 shares of Company Common Stock were issued and outstanding, (B) 6,590,736 shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Common Stock and no shares of Company Preferred Stock were issued and held by the Company in its treasury, and since September 28, 2012 and through the date hereof, no additional shares of Company Common Stock or shares of Preferred Stock or Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(b) Stock Awards.

(i) As of the close of business on September 28, 2012, an aggregate of 31,570 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options granted under the Equity Incentive Plan of Computer Software Innovations, Inc., a South Carolina corporation and predecessor to the Company, and an aggregate of 884,739 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options or Company Stock Awards granted under the 2005 Computer Software Innovations, Inc. Incentive Compensation Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”), and since September 28, 2012 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.02(b)(i) of the Company Disclosure Schedule sets forth as of the close of business on September 28, 2012 a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 4.02(b)(ii) of the Company Disclosure Schedule, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards and Company Preferred Stock, as of the date hereof, there are no outstanding (A) securities of the Company convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Capital Stock and all outstanding Company Equity Awards have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any Company Securities. The Company is not a party to any voting agreement with respect to any Company Securities.

(c) Voting Debt. No bonds, debentures, notes or other indebtedness issued by the Company (i) having the right to vote on any matters on which stockholders or equityholders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company, are issued or outstanding (collectively, “Voting Debt”).

Section 4.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”) if required by applicable Law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Company Rights Agreement Amendment by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote if required by applicable Law. If approval of the holders of Company Common Stock is required by applicable Law, the Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote if required by applicable Laws, conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Company Material Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the

Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Offer, the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC in accordance with the Exchange Act of (A) the Schedule 14D-9, (B) if required by applicable Laws, the letter to the stockholders of the Company, notice of meeting, proxy statement or information statement and forms of proxy (collectively, the “Company Proxy Statement”), and (C) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other Consents of Governmental Entities listed in Section 4.03(c) of the Company Disclosure Schedule; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the DGCL, (iii) if required by applicable Laws, directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders accept the Offer, tender their shares of Company Capital Stock pursuant to the Offer and, if required by applicable Laws, adopt the “agreement of merger” set forth in this Agreement and approve the Merger (collectively, the “Company Board Recommendation”).

(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Tender and Voting Agreements, the Company Rights Agreement Amendment, the Offer, the Merger or any of the other transactions contemplated hereby. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Tender and Voting Agreements or the Company Rights Agreement Amendment or the consummation of the Offer, the Merger and the other transactions contemplated hereby.

Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2009 (the “Company SEC Documents”). The Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the

Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.04(d) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2011 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” The Company does not have any material Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) are disclosed in Section 4.04(e) of the Company Disclosure Schedule. As of the date hereof, the aggregate amount of the Liabilities of the Company does not exceed $25.3 million.

(f) Off-balance Sheet Arrangements. The Company is not a party to, and does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) No Allegations. Since January 1, 2010, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

Section 4.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Withholding. The Company and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.

(d) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(e) Tax Jurisdictions. Since 2006, no claim has been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(f) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority requested by the Company or its Subsidiaries with respect to any material Taxes, nor is any such request outstanding.

(g) Consolidated Groups, Transferee Liability and Tax Agreements. Neither Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(h) Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(i) Post-Closing Tax Items. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(j) Ownership Changes. Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(k) US Real Property Holding Corporation. Neither Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(l) Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.07 Intellectual Property.

(a) Certain Company-Owned IP. Section 4.07(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property set forth on Section 4.07(a) of the Company Disclosure Schedule, free and clear of all Liens other than Permitted Liens, and, to the Knowledge of the Company, the Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use, free and clear of all Liens other than Permitted Liens, all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted and contemplated, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability. The Company’s rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 4.07(d) of the Company Disclosure Schedule contains a complete and accurate list of all Company IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries. Except as set forth in Section 4.07(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company under any of the Company IP Agreements.

(e) Non-Infringement. To the Knowledge of the Company, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person, and (ii) no third party is infringing upon, violating or misappropriating any Company-Owned IP.

(f) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; or (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company’s rights with respect to any Company IP. The Company is not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08 Compliance; Permits.

(a) Compliance. The Company is and, since January 1, 2008, the Company and each of its Subsidiaries has been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2008, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits. The Company holds, to the extent legally required to operate its businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is and, since January 1, 2008, the Company and each of its Subsidiaries has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $10,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.10 Brokers’ and Finders’ Fees. Except for fees payable to Hyde Park Capital Advisors, LLC (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 4.10 of the Company Disclosure Schedule, a correct and complete copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.11 Related Party Transactions. No executive officer or director of the Company or any person owning 5% or more of the shares of Company Capital Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months.

Section 4.12 Employee Matters.

(a) Schedule. Section 4.12(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan, and (vi) the most recent valuation reports for any Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or, in the case of a prototype plan, the Company Employee Plan can rely on an opinion letter from the IRS to the prototype plan sponsor that the plan is so qualified and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or the Company (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA Affiliates has at any time contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(g) No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i) Health Care Compliance. The Company complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j) Effect of Transaction. Neither the execution of this Agreement, the consummation of the Offer, the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(k) Employment Law Matters. The Company: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Labor. The Company is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company, or any Company Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) WARN Act Matters. Within the past five years, the Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No Company Employee has suffered an “employment loss” (as defined in the WARN Act or any similar state or local law) during the 90 day period prior to the execution of this Agreement.

Section 4.13 Real Property Matters.

(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate. As of the date hereof, the Company does not currently lease all or any part of the Owned Real Estate and has not received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Estate.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 4.13(b) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company leases, subleases or licenses, as tenant, any Leased Real Estate.

Section 4.14 Title to Assets. The Company owns and has good and valid title to all material assets purported to be owned by the Company, including all material assets reflected on the Company Balance Sheet, except for any such assets which have been disposed of in the ordinary course of business. All of said assets are owned by the Company free and clear of any Liens (other than Permitted Liens) except for Liens described in Section 4.14 of the Company Disclosure Schedule. The Company is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by the Company, including all material assets reflected as leased on the Company Balance Sheet, except for any such assets for which the lease agreement has expired in the ordinary course of business.

Section 4.15 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company is, and the Company and its Subsidiaries have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 4.16 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of its assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary in excess of $80,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company after the date of this Agreement of assets with a fair market value in excess of $100,000;

(vi) any Contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company;

(vii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture or similar Contract that is material to the Company;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than accounts receivables and payables;

(x) any employee collective bargaining agreement or other Contract with any labor union;

(xi) any other Contract under which the Company is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(x) above;

(xii) any Contract which is not otherwise described in clauses (i)-(xi) above that is material to the Company and listed on Section 4.16(b) of the Company Disclosure Schedule; or

(xiii) any Company IP Agreement.

(b) Schedule of Material Contracts; Documents. Section 4.16(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts are valid and binding on the Company, enforceable against it in accordance with its terms, and are in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws of general application relating to or affecting creditors’ rights generally and further subject to general equitable principals (whether considered in a proceeding in law or in equity) and any implied covenant of good faith and fair dealing, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any material provision of, or failed to perform any material obligation required under the provisions of, any Company Material Contract, (iii) neither the Company nor, to the Knowledge of the Company, any third party is in material breach of any Company Material Contract, and (iv) neither the Company nor, to the Knowledge of the Company, any third party has received written notice of breach of any Company Material Contract.

Section 4.17 Anticorruption.

(a) Anticorruption Laws. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other persons acting on their behalf) has, directly or indirectly, taken any action that would cause the Company or any of its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries (collectively with the FCPA, the “Anticorruption Laws”). Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees, or other persons acting on their behalf) has taken any action that would cause Parent or Merger Sub to be in violation of the Anticorruption Laws. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees, or other persons acting on their behalf) has taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (e.g., to obtain a tax rate lower than allowed by Law) or to obtain or retain business for any Person. To the Knowledge of the Company, (i) there is no investigation of or request for information from the Company or any of its Subsidiaries by any Governmental Entity regarding the Anticorruption Laws, or (ii) any other allegation, investigation or inquiry regarding the Company’s or any of its Subsidiaries’ actual or possible violation of the Anticorruption Laws.

(b) Internal Controls and Procedures. The Company has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws, including, but not limited to, an anticorruption compliance policy that (i) requires compliance with the Anticorruption Laws and otherwise prohibits bribes to Government Officials, (ii) restricts gifts, entertainment, and promotional and marketing expenses for Government Officials, (iii) requires diligence on, anticorruption contract language in agreements with; and ongoing monitoring of third parties that may have relations with

Government Officials on the Company’s behalf, (iv) restricts political and charitable contributions, (v) mandates possible discipline for violations of the policy, (vi) requires periodic certification by senior executives and relevant sales, financial and accounting officials indicating awareness of and compliance with the policy, (vii) requires distribution of the policy to all employees, (viii) requires periodic training for relevant employees regarding the policy, (ix) identifies a senior executive or executives responsible for implementation and monitoring of the policy, and (x) includes procedures for reporting and investigating possible violations of the policy. None of the officers, directors, employees or agents (or their employees) of the Company is a Government Official. The Company maintains its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of its assets, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed and access to assets is given only in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets; and (C) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences between recorded and actual assets. No director or officer of the Company or any of its Subsidiaries has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company or any of its Subsidiaries.

Section 4.18 Information in the Proxy Statement. The Company Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s stockholders or at the time of any meeting of Company stockholders to be held in connection with the Merger (the “Company Stockholders Meeting”), or at the time of any amendment or supplement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 4.19 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein.

Section 4.20 Rights Agreement. The Company has taken all necessary action to render the Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and to terminate the Rights Agreement immediately prior to the Offer Closing (but subject to the occurrence of the Offer Closing), including by amending the Company Rights Agreement to provide that: (i) none of Parent, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Company Rights Agreement), shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement) as a result of (A) the approval, execution, delivery or performance of this Agreement or the Tender and Voting Agreements, (B) the announcement, commencement or consummation of the Offer, (C) the consummation of the Merger, (D) the acceptance for payment and purchase or exchange of Company Capital Stock pursuant to this Agreement, including, without limitation, in connection with the Offer, the Merger or the exercise of the Top-Up Option, (E) the announcement of this Agreement or the Merger, or (F) the consummation of any other transaction or agreement contemplated by this Agreement; (ii) neither a Stock Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur as a result of (A) the approval, execution, delivery or performance of this Agreement or the Tender and Voting Agreements, (B) the announcement, commencement or consummation of the Offer, (C) the consummation of the Merger, (D) the acceptance for payment and purchase or exchange of Company Capital Stock pursuant to this Agreement, including, without limitation, in connection with the Offer, the Merger or the exercise of the Top-Up Option, (E) the announcement of this Agreement or the Merger, or (F) the consummation of any other transaction or agreement contemplated by this Agreement; and (iii) the Rights (as defined in the Company Rights Agreement) will not separate from the Company Common Stock as a result of (A) the approval, execution, delivery or performance of this Agreement or the Tender and Voting Agreements, (B) the announcement, commencement or consummation of the Offer, (C) the consummation of the Merger, (D) the acceptance for payment and purchase or exchange of Company Capital Stock pursuant to this Agreement, including, without limitation, in connection with the Offer, the Merger or the exercise of the Top-Up Option, (E) the announcement of this Agreement or the Merger, or (F) the consummation of any other transaction or agreement contemplated by this Agreement (such amendment to the Company Rights Agreement being referred to as the “Company Rights Agreement Amendment”).

Section 4.21 Fairness Opinion. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Capital Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to the holders of shares of Company Capital Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 5.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 5.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) such filings with the SEC as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.03 Information in the Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives supplies in writing to the Company expressly for use in the Company Proxy Statement, if any (and any amendment or supplement thereto), at the date such Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 5.04 Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein supplied by the Company or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 5.05 Financial Capability. Parent has or will have, and will cause Merger Sub to have, at the Offer Closing and prior to the Effective Time, sufficient funds to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 5.06 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.07 Ownership of Company Capital Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Capital Stock.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business of the Company. The Company shall, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary and usual course of business consistent with past practice, and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, and to preserve its present relationships with customers, contractors, resellers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine or reclassify any Company Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;

(c) issue, sell, pledge, dispose of or encumber any Company Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Company Common Stock upon the conversion of Company Preferred Stock in accordance with the terms thereof, (iii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under the Company Stock Plans as of the date of this Agreement in accordance with their terms, or (iv) the issuance of Company

Equity Awards and the issuance of shares of Company Common Stock upon the exercise of such Company Equity Awards (other than to directors or executive officers of the Company) in accordance with their terms in the ordinary course of business consistent with past practice;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) (i) establish any Subsidiary, (ii) enter into any new line of business, (iii) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any rights, securities or assets that are material to the Company, or (iv) make any loans, advances or capital contributions to or investments in any Person in excess of $10,000 in the aggregate, other than accounts receivable extended to customers for goods sold or services provided in the ordinary and usual course of business consistent with past practice;

(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), other than the sale of inventory and the sale and licensing of software in the ordinary and usual course of business consistent with past practice, provided that the foregoing shall not prohibit the Company from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary and usual course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice; provided that the aggregate amount of the Liabilities of the Company shall not exceed $25.3 million;

(h) enter into, terminate (other than at its stated expiry date) or amend or modify in any material respect any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder, provided that the foregoing shall not prohibit the Company from entering into, terminating, amending or modifying any new or existing customer Contract, or renewing, amending or modifying any existing vendor Contract, in the ordinary course of business consistent with past practice;

(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company of any amount exceeding $75,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m) except in connection with actions permitted by Section 6.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) amend, terminate or grant any waiver under the Company Rights Agreement;

(o) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company IP, other than in the ordinary course of business consistent with past practice;

(p) (i) effectuate a “plant closing” (as defined in the WARN Act) or “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, (ii) engage in any transactions, layoffs or employment terminations sufficient in number to trigger application of any state or local Law similar to the WARN Act, or (iii) cause any Company Employee to suffer an “employment loss” (as defined in the WARN Act or any similar state or local Law); or

(q) agree or commit to do any of the foregoing.

Section 6.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated hereby.

Section 6.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company as Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated May 10, 2012, between Guarantor and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.04 No Solicitation.

(a) The Company shall not, and shall not authorize or permit its directors, officers, employees, attorneys, advisors, investment bankers and other representatives (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or knowingly facilitate or encourage (including by providing nonpublic information) any inquiries, proposals or offers or any other efforts or attempts that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii)

furnish to any Person any nonpublic information with respect to any inquiries, proposals or offers, or any other efforts or attempts, that constitute or would reasonably be expected to lead to any Takeover Proposal, (iii) engage, continue or participate in discussions or negotiations with any Person with respect to any inquiries, proposals or offers, or any other efforts or attempts, that constitute or would reasonably be expected to lead to any Takeover Proposal, (iv) grant any waiver, amendment or release (or fail to enforce) any standstill or confidentiality agreement or otherwise knowingly facilitate any effort or attempt by any Person to make a Takeover Proposal (including providing any consent or authorization to make a Takeover Proposal to any officer or employee of the Company or to the Company Board (or any member thereof) pursuant to any existing confidentiality agreement), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Takeover Proposal, (vi) fail to publicly recommend against any Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation within three Business Days after Parent so requests, (vii) make any public statement inconsistent with the Company Board Recommendation, (viii) enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar document or any agreement or commitment providing for any Takeover Proposal or offer that would reasonably be expected to lead to a Takeover Proposal (each, a “Company Acquisition Agreement”), (ix) change, qualify, withhold or withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation, or (x) resolve, propose or agree to do any of the foregoing (any action or failure to take action described in clauses (v), (vi), (vii), (ix) and, with respect to clauses (v), (vi), (vii) and (ix), (x), a “Company Adverse Recommendation Change”). The Company shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall demand that, and use its reasonable best efforts to cause, any such third party (or its agents or advisors) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information. Any Company Adverse Recommendation Change shall not change the approval of the Company Board for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated by this Agreement, including each of the Offer and the Merger, or to the Tender and Voting Agreements.

(b) Notwithstanding the limitations set forth in Section 6.04(a), if at any time prior to the Offer Closing and after the date hereof, the Company receives an unsolicited Takeover Proposal (i) which did not result from or arise in connection with a breach of Section 6.04(a), (ii) which the Company Board determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes a Superior Proposal or would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal and (iii) after consultation with the outside legal counsel, the Company Board determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may, subject to Section 6.04(c), take the following actions: (x) furnish nonpublic information to the third party making such Takeover Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), and (y) engage in discussions or negotiations with the third party with respect to the Takeover Proposal; provided, however, that the Company shall substantially concurrently provide or make available to Parent a list of any information concerning the Company or its Subsidiaries provided to such third party and, to the extent such information has not been previously provided to Parent, copies of such information.

(c) The Company Board shall not take any of the actions referred to in clauses (x) and (y) of Section 6.04(b) unless the Company shall have delivered to Parent at least 48 hours in advance of any such action a written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or for access to the business, properties, assets, books or records of the Company by any third party. In such notice, the Company shall identify the Person making such Takeover Proposal, indication or request and a copy of such Takeover Proposal, indication or request, including draft agreements, written proposals, offers or term sheets submitted in connection therewith (or, where no such copy is available, provide a reasonably detailed description of such Takeover Proposal), including any modifications thereto. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request (including any material amendments or proposed amendments as to price or other material terms thereof or any meaningful discussions relating thereto) and shall provide Parent with copies of all revised draft agreements, written proposals, offers or term sheets with respect to such Takeover Proposal. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall not enter into any Contract or agreement with any Person subsequent to the date of this Agreement, and the Company is not party to any Contract or agreement, in each case, that prohibits the Company from providing such information to Parent.

(d) Notwithstanding the provisions of this Section 6.04, at any time prior to the Offer Closing, if the Company Board (or the applicable committee thereof) has received a Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Takeover Proposal shall not have resulted from a breach or violation of the terms of Section 6.04(a), the Company Board (or the applicable committee thereof) may (i) make a Company Adverse Recommendation Change, and/or (ii) to the extent permitted by Section 8.04(a), cause the Company to terminate this Agreement to authorize and allow the Company simultaneously to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal if:

(i) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) that the failure to take such action would violate the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law;

(ii) prior to the Company Board taking any such action, the Company shall have (x) provided to Parent a written notice, which notice shall (1) state that the Company has received a Takeover Proposal which the Company has determined is a Superior Proposal and that the Company intends to take such action and the manner in which it intends or may intend to do so and (2) include the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal, the most current written draft agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements to which the Company would be a party, and (y) given such notice to Parent at least five Business Days prior to taking any such action (it being understood that any material amendment to the terms of such Superior Proposal shall require a new notice and a new five Business Day period) and given Parent during such five Business Day period the opportunity to meet or negotiate with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss or negotiate in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; and

(iii) Parent shall not have made, within five Business Days after receipt of such notice, a proposal to amend the terms contemplated by this Agreement that is at least as favorable from a financial point of view to the Company’s stockholders as such Superior Proposal.

The Company Board may also make a Company Adverse Recommendation Change at any time prior to the Offer Closing in the absence of a Takeover Proposal if a material event or change in circumstances has occurred after the date hereof that was not known or reasonably foreseeable by the Company prior to the date hereof and the Company Board (or the applicable committee thereof) determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) that the failure to take such action would violate the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law.

(e) Nothing contained in this Agreement shall prohibit the Company or Company Board from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that any such disclosure (other than a “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14D-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation within five Business Days following a request by Parent. For the avoidance of doubt, this Section 6.04(e) shall not limit any of Parent’s rights under Article 8 in respect of any such position taken or disclosure made.

(f) The Company agrees that any material violation of the restrictions set forth in this Section 6.04 by any of the Representatives of the Company shall be deemed to be a breach of this Agreement (including this Section 6.04) by the Company.

Section 6.05 Stockholders Meeting; Preparation of Proxy Materials.

(a) Subject to the terms set forth in this Agreement, if the approval of this Agreement by the Company’s stockholders is required under applicable Law, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the Offer Closing, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation. Notwithstanding the foregoing, if following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent, Merger Sub and their respective Subsidiaries shall hold, in the aggregate, at least 90% of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Company Stockholders Meeting in accordance with Section 253 of the DGCL.

(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, as soon as practicable following the Offer Closing, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent, Merger Sub and their counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

Section 6.06 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any representation or warranty of such party contained in this Agreement becoming untrue or inaccurate in any material respect, or the material failure of any party to comply with or satisfy any covenant, condition or agreement in this Agreement, in each case such that the conditions set forth in Annex I would not be satisfied or would give rise to a right a termination set forth in Section 8.03(b) or Section 8.04(b), as the case may be. In addition, the Company shall notify Parent and Merger Sub promptly of any change or event having, or which is reasonably likely to have, a Company Material Adverse Effect or which would reasonably be likely to result in the failure of any of the conditions set forth in Annex I to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

Section 6.07 Employees; Benefit Plans.

(a) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any employee of the Company (the “Company Continuing Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.

(b) This Section 6.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.07, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.07. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

(c) Parent, Merger Sub and the Company shall cooperate with each other in causing the appropriate party to send notices (if any are required in connection with, or as a result of, the transactions contemplated hereby or any measures anticipated to occur in connection with the acquisition of the Company by Parent) pursuant to the WARN Act, or any similar state or local Law, to Company Employees prior to the Effective Time in order to limit any liability and/or commence any notice period arising under the WARN Act or any similar state or local Law.

(d) With respect to matters described in this Section 6.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 6.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Company’s Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.08(a) of the Company Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company than the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend premiums for such coverage that in the aggregate are in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 6.08(c) of the Company Disclosure Schedule. If the Surviving Corporation shall for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six years from and after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”); and provided further, that if such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.09 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated hereby, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 6.09(a) hereof, the parties hereto shall, subject to the terms set forth in Section 6.09(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

Section 6.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Offer, the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.11 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Capital Stock pursuant to the Offer, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Capital Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.13 Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. To the extent required by applicable Law, this Agreement will have been duly adopted by the Requisite Company Vote.

(b) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Purchase of Company Capital Stock in the Offer. Merger Sub shall have previously accepted for payment all shares of Company Capital Stock validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination By Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 8.02 Termination By Either Parent or the Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by either Parent or the Company:

(a) if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date; or

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or the Merger or the other transactions contemplated hereby, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.

Section 8.03 Termination By Parent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by Parent:

(a) if, prior to the Offer Closing (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in

Section 6.04, (iv) a tender offer or exchange offer relating to Company Capital Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (v) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.03(a); or

(b) if, prior to the Offer Closing, the Company shall have breached or failed to perform any its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Annex I (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable, has not been cured within 20 Business Days after its receipt of written notice thereof from Parent).

Section 8.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if, prior to the Offer Closing, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 6.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement and in each case such breach or failure to perform (i) is incapable of being cured by the Outside Date, or if curable, has not been cured within 20 Business Days after its receipt of written notice thereof from the Company and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby); provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.04(b).

Section 8.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 6.03(b), this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 8.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 8.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), prior to and as a condition to such termination, the Termination Fee.

(c) If this Agreement is terminated prior to the Offer Closing, (i) by Parent pursuant to Section 8.03(b) or (ii) by the Company or Parent pursuant to Section 8.02(a) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, a Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.02(a), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 8.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within 12 months following the date of such termination of this Agreement the Company shall have entered into a letter of intent or Contract with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement), or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 8.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. In the event of a termination of this Agreement under the circumstances giving rise to payment by the Company of the Termination Fee, any payment by the Company of such Termination Fee (together with payment of any additional Expenses that may be required to be paid under this Section 8.06) shall be the sole and exclusive remedy of Parent and its Affiliates for damages against the Company with respect to this Agreement and the transactions contemplated hereby other than with respect to fraud or willful breach of this Agreement by the Company; provided that the foregoing shall not impair the right of Parent or Merger Sub to obtain injunctive relief pursuant to Section 9.13 prior to any termination of this Agreement.

(e) Except as expressly set forth in this Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 8.07 Amendment. Subject to applicable Law and except as otherwise provided in this Agreement including pursuant to Section 1.03(c), this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing or any vote or consent of the Company’s stockholders contemplated hereby, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration and, after adoption of this Agreement by the holders of Company Common Stock, no amendments shall be made which by Law requires further approval by such holders without obtaining such further approval.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may, subject to Section 1.03(c), (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement; provided, however, that after adoption of this Agreement by the holders of Company Common Stock, no waiver shall be made which by Law required further approval by such holders without obtaining such further approval. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anticorruption Laws” has the meaning set forth in Section 4.17(a).

“Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Book-Entry Shares” has the meaning set forth in Section 3.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Toronto or New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 3.01(b).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 3.05.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.04(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

“Company Balance Sheet” has the meaning set forth in Section 4.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Capital Stock” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.07(a).

“Company Disclosure Schedule” has the meaning set forth in the introductory language in Article IV.

“Company Employee” has the meaning set forth in Section 4.12(a).

“Company Employee Agreement” means any Contract between the Company and a Company Employee.

“Company Employee Plans” has the meaning set forth in Section 4.12(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Company Financial Advisor” has the meaning set forth in Section 4.10.

“Company IP” means all right, title and interest in and to, or the valid right to use, all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted and contemplated.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company is a party or under which the Company is a licensor or licensee, excluding in all cases Contracts providing for the provision or licensing of software by the Company to its customers in the ordinary course of business.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change or development of a state of circumstances that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, changes or developments arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Company operates; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Company Material Contract” has the meaning set forth in Section 4.16(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Preferred Stock” has the meaning set forth in the Recitals.

“Company Proxy Statement” has the meaning set forth in Section 4.03(c).

“Company Rights Agreement” means that certain Rights Agreement, dated March 5, 2012, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

“Company Rights Agreement Amendment” has the meaning set forth in Section 4.20.

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b).

“Company Stock Award” has the meaning set forth in Section 3.07(b).

“Company Stock Option” has the meaning set forth in Section 3.07(a).

“Company Stock Plans” has the meaning set forth in Section 4.02(b).

“Company Stockholders Meeting” has the meaning set forth in Section 4.18.

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Consent” has the meaning set forth in Section 4.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under any Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger or other transactions contemplated hereby.

“Expiration Time” has the meaning set forth in Section 1.01(d).

“FCPA” has the meaning set forth in Section 4.17(a).

“GAAP” has the meaning set forth in Section 4.04(b).

“Government Official” means any (i) officer or employee of a Governmental Entity or instrumentality thereof (including any state-owned or controlled enterprise) or of a public international organization, (ii) political party or official thereof or any candidate for any political office, or (iii) any Person acting for or on behalf of any such Governmental Entity or instrumentality thereof.

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Guarantor” has the meaning set forth in the Preamble.

“Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 6.08(a).

“Initial Expiration Time” has the meaning set forth in Section 1.01(d).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any

“moral” rights (“Copyrights”); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (f) Internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any officer or director, after due inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” means all leases, subleases and other agreements under which the Company leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” means all real property that the Company leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 4.09.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 6.08(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Minimum Condition” has the meaning set forth in Section 1.01(b).

“Obligations” has the meaning set forth in Section 9.14.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.01(f).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.01(c).

“Order” has the meaning set forth in Section 4.09.

“Outside Date” has the meaning set forth in Section 1.01(e).

“Owned Real Estate” means any real estate owned in fee by the Company, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s rights thereto, including, without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.07(a).

“Payment Fund” has the meaning set forth in Section 3.02(a).

“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Promissory Note” has the meaning set forth in Section 1.04(b).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 6.04(a).

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(g).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(h).

“SEC” has the meaning set forth in Section 1.01(e).

“Securities Act” has the meaning set forth in Section 1.04(b).

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal (provided, that for the purposes of this definition all references to 15% in the definition of Takeover Proposal shall be replaced by references to a “majority”) received by the Company after the date hereof (a) that is not the result of a breach or violation of Section 6.04(a), (b) that is not subject to any financing or due diligence condition or contingency, and (c) on terms that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor), taking into account all relevant factors, including the price, form of consideration, the identity of the third party making such Takeover Proposal, closing conditions, the ability to finance the proposal and other aspects of the proposal that the Company Board deems relevant, (1) would, if consummated, result in a transaction that is more favorable from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) to the holders of Company Capital Stock than the transactions contemplated by this Agreement (including the terms of any proposal by Parent to modify the terms of the transactions contemplated by this Agreement) and (2) is reasonably likely to be completed on the terms proposed in a timely fashion.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company (excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s consolidated assets or to which 15% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 15% or more of the equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own 15% or more of the consolidated assets, net revenues or net income of the Company, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Company Board” has the meaning set forth in the Recitals.

“Termination Fee” means $1,000,000.

“Top-Up Option” has the meaning set forth in Section 1.04(a).

“Top-Up Shares” has the meaning set forth in Section 1.04(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 4.02(c).

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.

Section 9.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex, Exhibit or Schedule, such reference shall be to a Section of, Annex to, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 9.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	N. Harris Computer Corporation #1200 – 20 Adelaide Street East Toronto, ON M5C 2T6 Canada Facsimile: (416) 861-2287 Attention: Mark Dennison

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 Facsimile: (303) 899-7333 Attention: Paul Hilton

If to Guarantor, to:	Constellation Software Inc. #1200 – 20 Adelaide Street East Toronto, ON M5C 2T6 Canada Facsimile: (416) 861-2287 Attention: Mark Dennison

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 Facsimile: (303) 899-7333 Attention: Paul Hilton

If to the Company, to:	Computer Software Innovations, Inc. 900 East Main Street, Suite T Easley, SC 29640 Facsimile: (864) 855-1429 Attention: Nancy K. Hedrick

with a copy (which will not constitute notice to the Company) to:	Smith Moore Leatherwood LLP 300 East McBee Avenue, Suite 500 Greenville, SC 29601 Facsimile: (864) 240-2477 Attention: William L. Pitman

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.08 Entire Agreement. This Agreement (including the Annexes and Exhibits to this Agreement), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

Section 9.09 No Third Party Beneficiaries. Except as provided in Section 6.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned Subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.14 Guarantee. Subject to the terms and conditions hereof, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Merger Sub pursuant to this Agreement (the “Obligations”). If Parent or Merger Sub fails to pay or perform the Obligations when due, then all of Guarantor’s liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Obligations from Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent or Merger Sub. To the fullest extent permitted by law, Guarantor hereby expressly and unconditionally waives (i) any and all defenses specifically available to a guarantor (other than performance in full by Parent and/or Merger Sub) and (ii) any notices, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this guarantee are knowingly made in contemplation of such benefits.

Section 9.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Title:	President and Chief Executive Officer

N. HARRIS COMPUTER CORPORATION

By:	/s/ Jeff Bender
Name:	Jeff Bender
Title:	Chief Executive Officer

NHCC MERGER CORP.

By:	/s/ Jeff Bender
Name:	Jeff Bender
Title:	President and Chief Executive Officer

Solely for the purposes of Section 9.14 hereof:

CONSTELLATION SOFTWARE INC.

By:	/s/ John Billowits
Name:	John Billowits
Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger

ANNEX I

CONDITIONS TO OFFER

Capitalized terms used in this Annex I and not otherwise defined herein have the meanings assigned to them in the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”).

Notwithstanding any other provisions of the Offer and in addition to Merger Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), pay for any validly tendered shares of Company Capital Stock and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered shares of Company Capital Stock, if (i) the Minimum Condition shall not have been satisfied at the Expiration Time or (ii) any of the following conditions exist or has occurred and is continuing at the Expiration Time:

(a) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Offer or Merger illegal or otherwise prohibiting, restraining or preventing the consummation of the Offer or Merger in each case substantially concurrently with the Offer Closing;

(b) (1) the representations and warranties of the Company contained in (A) the first sentence of Section 4.01(a), (B) Section 4.01(c), or (C) Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07 or 4.21 of the Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (2) all of the remaining representations and warranties of the Company set forth in the Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except with respect to this clause (2), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(c) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Agreement on or prior to the Offer Closing and such breach or failure shall not have been cured;

(d) since the date of the Agreement, a Company Material Adverse Effect shall have occurred and be continuing;

(e) Merger Sub shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Time, to the effect that the conditions set forth in paragraphs (b), (c) and (d) of this Annex I have not occurred;

(f) prior to the purchase of shares of Company Capital Stock pursuant to the Offer, the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Merger Sub the Company Board Recommendation or shall have made a Company Adverse Recommendation Change;

(g) the aggregate number of Dissenting Shares shall represent more than 15% of the outstanding shares of Company Common Stock as of immediately prior to the Expiration Time;

(h) in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Merger Sub owns at least one more share than 90% of the outstanding shares of Company Common Stock immediately after the Offer Closing, (1) the shares of Company Common Stock issuable upon exercise of the Top-Up Option together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn are insufficient for Merger Sub to own at least one more share than 90% of the outstanding shares of Company Common Stock immediately after the Offer Closing (after giving effect to such exercise) or (2) there shall exist under applicable Law or other legal restraint any restriction or legal impediment on Merger Sub’s ability and right to exercise the Top-Up Option or the Company’s ability to issue the Top-Up Shares;

(i) less than all of the Company Preferred Stock then outstanding shall have been validly tendered in the Offer and not properly withdrawn; or

(j) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Agreement. Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A

FORM OF TENDER AND VOTING AGREEMENT – OFFICERS AND DIRECTORS

[See attached]

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”), dated October 2, 2012, is by and among N. HARRIS COMPUTER CORPORATION, a company organized under the Business Corporations Act (Ontario) (“Parent”), NHCC MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the stockholder of COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation (the “Company”), set forth on the signature page hereto (the “Stockholder”).

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) for all of the outstanding shares of the Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and all of the outstanding shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”) and that, following consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the holder of record and/or the beneficially owner of the number of shares of Company Capital Stock set forth on the signature page hereto (such shares of Company Capital Stock, together with any other shares of capital stock of the Company acquired (whether held beneficially or of record) by the Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder’s obligations under this Agreement, including any shares of Company Capital Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Stockholder (i) is a holder of record and/or the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and marketable title to, the Shares set forth on the signature page hereto, free and clear of any and all liens, claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”) except any Encumbrances arising under applicable securities laws in any jurisdiction or arising hereunder; (ii) does not own, of record or beneficially (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, any capital stock or other equity securities of the Company other than the Shares, Company Stock Options and/or Company Stock Awards set forth on the signature page hereto; (iii) has not granted a proxy to any other Person to vote or dispose of the Shares that is currently effective; and (iv) holds the full power (A) to vote and dispose of and to issue instructions with respect to the matters set forth in this Agreement, and (B) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no material limitations, qualifications or restrictions on such rights.

(b) The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(c) The execution and delivery of this Agreement by the Stockholder, the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby do not and will not (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with any Contract, trust, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Shares are bound, or (ii) subject to compliance with filing requirements as may be required under applicable securities laws, violate, or require any consent, approval, or notice under, any provision of any judgment, Order, decree, statute, Law, rule or regulation applicable to the Stockholder or any of the Shares.

(d) There is no Legal Action pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder at law or in equity before or by any Governmental Entity that would reasonably be expected to materially impair the ability of the Stockholder to perform his, her or its obligations hereunder or consummate the transactions contemplated hereby.

(e) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder (other than in the Stockholder’s capacity as an officer or director of the Company and as disclosed pursuant to the Merger Agreement).

(f) The Stockholder has received and reviewed a copy of the Merger Agreement. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

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Section 3. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholder as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(c) The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (i) any provisions of the organizational documents of Parent or Merger Sub or (ii) any judgment, Order, decree, statute, Law, rule or regulation to which Parent or Merger Sub or any of their assets is subject or bound.

Section 4. Tender of the Shares. Unless this Agreement shall have been terminated in accordance with its terms, the Stockholder hereby agrees that he, she or it shall (i) tender the Shares (and deliver any certificates evidencing the Shares or an appropriate affidavit of lost certificate with respect thereto to the extent any of such certificates have been lost, misplaced or destroyed), or cause the Shares to be tendered, into the Offer promptly following the date hereof, and in any event no later than five Business Days prior to the Initial Expiration Time of the Offer, free and clear of all Encumbrances, and (ii) not withdraw the Shares, or cause the Shares to be withdrawn, from the Offer at any time. If the Stockholder acquires Shares after the date hereof, the Stockholder shall (A) tender or cause to be tendered such Shares on or before the fifth Business Day prior to the Initial Expiration Time or, if later, on or before the Business Day after such acquisition but in any event prior to the Expiration Time, and (B) not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time. In furtherance of and without limiting the generality of the foregoing, on or before the fifth Business Day prior to the Initial Expiration Time, the Stockholder shall (i) deliver or cause to be delivered to the depositary designated in the Offer Documents (A) a letter of transmittal with respect to the Shares in the form included in the Offer Documents and otherwise complying with the terms of the Offer and (B) any and all other documents or instruments required to be delivered pursuant to the terms of the Offer or the Offer Documents and (ii) instruct and cause any other Person who is the holder of record of any Shares beneficially owned by the Stockholder (including the Stockholder’s broker) to validly tender into the Offer such Shares pursuant to and in accordance with the terms and conditions of the Offer and the Offer Documents.

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Section 5. Transfer of the Shares; Other Actions. Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 4 hereof), the Stockholder shall not: (i) tender into any tender or exchange offer or otherwise directly or indirectly transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any Shares or any right or interest therein; (ii) enter into any Contract, option or other arrangement or undertaking with respect to any Transfer of Shares or any other securities of the Company (other than an agreement with the Company whereby all Company Stock Options shall be terminated at the Effective Time or other agreements pursuant to Section 3.07 of the Merger Agreement), or offer to do or consent to any of the foregoing; (iii) grant any proxy or power-of-attorney with respect to any of the Shares in contravention of the obligations of the Stockholder hereunder or the transactions contemplated hereby; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares in contravention of the obligations of the Stockholder hereunder or the transactions contemplated hereby; or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the preceding sentence shall not prohibit a Transfer of Shares by the Stockholder: (1) to any member of Stockholder’s immediate family, (2) to a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family, or (3) upon the death of the Stockholder, provided that any Transfer permitted pursuant to (1) to (3) above shall be permitted only if, as a precondition to such transfer, the transferee of such Shares agrees in writing with Parent to be bound by the terms and conditions of this Agreement (a “Permitted Transfer”). Any attempted Transfer of any Shares or any interest therein in violation of this Section 5 shall be null and void ab initio.

Section 6. Covenant to Vote. Prior to termination of this Agreement in accordance with its terms, the Stockholder hereby agrees to vote (or cause to be voted) the Shares (to the extent the Shares are entitled to vote), or to provide (or cause to be provided) a written consent in respect of the Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of approval and adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement, the other transactions contemplated thereby and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated, (ii) in favor of any adjournment or postponement recommended by Parent with respect to any stockholder meeting with respect to the Merger Agreement and the Merger, and (iii) against any Takeover Proposal or any other action, proposal or agreement that would likely, in Parent’s view, (A) impede, interfere with, materially delay or postpone the Merger and the other transactions contemplated by the Merger Agreement, (B) result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement, (C) change the dividend policy or in any material respect the capitalization of, including the voting rights of any class of equity interests in, the Company, (D) result in any of the conditions set forth in Section 7 or Annex I of the Merger Agreement not being fulfilled or satisfied, or (E) change a majority of the Company Board (other than as directed by Parent or Merger Sub). In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

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Section 7. Proxy and Power of Attorney. The Stockholder, by this Agreement, does hereby constitute and appoint Mark Dennison and Bryce Cooper, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as the Stockholder’s true and lawful attorney and proxy for and in the Stockholder’s name, place and stead, to vote all the Shares that the Stockholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company or to grant a consent or approval in respect of the Shares in any written consent in lieu of such a meeting (and to appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum) in a manner consistent with the provisions of Section 6 hereof, in each case, in the event that (i) the Stockholder fails to comply with its obligations pursuant to Section 6, (ii) any action is commenced, or any Order is entered, which challenges or impairs the enforceability or validity of the obligations of the Stockholder set forth in Section 6, or (iii) otherwise if Parent deems it necessary or advisable. This proxy and power of attorney is a proxy and power coupled with an interest, and the Stockholder declares that it is irrevocable during and for the term of this Agreement and that such proxy shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms. This proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. For the avoidance of doubt, if for any reason this proxy is not irrevocable, the Stockholder shall vote the Shares in accordance with Section 6. For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall cause the record owner of any such Shares to grant to Parent and Merger Sub a proxy to the same effect as that contained herein.

Section 8. Directors and Officers. Neither the Stockholder nor any Representative of the Stockholder, if any such Person is or becomes during the term of this Agreement a director or officer of the Company, shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the owner of the Shares (beneficially and in any other capacity) and nothing herein shall in any way restrict or limit the Stockholder from taking (or omitting to take) any action solely in the Stockholder’s capacity as a director or officer of the Company (including, without limitation, pursuant to Section 6.04 of the Merger Agreement) or otherwise fulfilling the Stockholder’s fiduciary obligations as a director or officer of the Company, in each case subject to the limitations set forth in the Merger Agreement.

Section 9. No Solicitation; Notification. Except as set forth in Section 8 hereof, the Stockholder hereby agrees that during and for the term of this Agreement, the Stockholder shall not, nor shall the Stockholder authorize any of his, her or its Representatives to, directly or indirectly, (a) solicit, initiate, encourage or facilitate the making, submission or announcement of any Takeover Proposal with respect to the Company; (b) furnish any information regarding the Company to any Person in connection with or in response to any Takeover Proposal with respect to the Company; (c) engage in discussions or negotiations with any Person relating to any Takeover Proposal with respect to the Company; (d) approve, endorse or recommend any Takeover Proposal with respect to the Company; (e) make any public statement contrary to the Company Board Recommendation unless the Stockholder reasonably believes after consultation

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with legal counsel that such public statement is required under applicable Law; or (f) enter into any Company Acquisition Agreement or enter into any agreement or agreement in principle requiring the Stockholder to abandon, terminate or breach his, her or its obligations hereunder or fail to consummate the transactions contemplated hereby. The Stockholder shall, and shall advise its Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any Person conducted prior to the execution of this Agreement by or on behalf of the Stockholder or any of his, her or its Representatives with respect to any Takeover Proposal. The Stockholder further acknowledges the obligations of the Company under Section 6.04 of the Merger Agreement and agrees that the Stockholder (solely in the Stockholder’s capacity as such) shall not, and shall not authorize or permit any of its Representatives to act on the Stockholder’s behalf in order to, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 6.04 of the Merger Agreement. The Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth herein.

Section 10. Waiver of Appraisal and Dissenter’s Rights and Actions. The Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Legal Action, derivative or otherwise, against Parent, Merger Sub, Guarantor, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any Legal Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the transactions contemplated thereby.

Section 11. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby. Each party hereto will execute and deliver all such further instruments, documents and agreements and take all such further action as may be necessary or desirable in order to consummate the transactions contemplated hereby. Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any additional proxies as may be reasonably necessary to effectuate the intent of the proxy and power of attorney contained in Section 7, including with respect to any Shares acquired after the date hereof, reasonably requested by Parent in furtherance of this Agreement.

Section 12. Adjustments. In the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of Company Capital Stock or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock or any other equity interest in the Company held by the Stockholder immediately following the effectiveness of such events as though they were Shares hereunder.

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Section 13. Termination. This Agreement shall automatically terminate without any notice or other action by any of the parties hereto upon the earliest to occur of: (a) the purchase of all of the Shares pursuant to the Offer in accordance with Section 4 hereof, (b) the Effective Time, (c) the date the Merger Agreement is validly terminated in accordance with its terms, (d) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that results in a decrease in the Offer Price or Merger Consideration, and (e) the written agreement of the parties hereto to terminate this Agreement. Termination of this Agreement shall not relieve any party from liability for any willful breach hereof prior to such termination. Sections 10, 14 and 17 hereof shall survive any termination of this Agreement.

Section 14. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 15. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares, other than Permitted Transfers (and that this Agreement places limits on the voting and transfer of the Shares).

Section 16. Disclosure. The Stockholder hereby authorizes Parent, Merger Sub, Guarantor and the Company to publish and disclose in all documents and schedules required to be filed with the Securities and Exchange Commission or similar authority in Canada or elsewhere, and in any press release or other disclosure document that Parent, Merger Sub, Guarantor or the Company reasonably determines to be necessary or desirable in connection with the Offer or Merger and any transactions related to the Offer or Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 17. Miscellaneous.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17(a)):

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If to the Stockholder, to the address set forth below the name of the Stockholder on the signature page hereto.

If to Parent or Merger Sub, to:	N. Harris Computer Corporation #1200 – 20 Adelaide Street East Toronto, ON M5C 2T6 Canada Facsimile: (416) 861-2287 Attention: Mark Dennison

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 Facsimile: (303) 899-7333 Attention: Paul Hilton

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder, except that the Company and any successor thereto is an intended third-party beneficiary of Sections 10, 15 and 16 hereof, and Guarantor and any successor thereto is an intended third-party beneficiary of Sections 10 and 16 hereof, and such provisions shall be enforceable by the Company and Guarantor and their respective successors, as applicable.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

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(f) Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17(a) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(f), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(g) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(g).

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Merger

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Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Guarantor (each, an “Assignee”). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

(i) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other judgment.

(k) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(l) Option Exercises. Nothing in this Agreement shall require the Stockholder to exercise any option or warrant to purchase shares of Company Capital Stock.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

N. HARRIS COMPUTER CORPORATION

By:

Name:
Title:

NHCC MERGER CORP.

By:

Name:
Title:

STOCKHOLDER

Name:

Address:

No. of shares of Company Common Stock owned:

No. of shares of Company Preferred Stock owned:

No. of shares subject to Company Stock Options:

No. of shares subject to Company Stock Awards:

[SIGNATURE PAGE TO TENDER AND VOTING AGREEMENT]

EXHIBIT B

FORM OF TENDER AND VOTING AGREEMENT – PREFERRED STOCKHOLDER

[See attached]

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”), dated October 2, 2012, is by and among N. HARRIS COMPUTER CORPORATION, a company organized under the Business Corporations Act (Ontario) (“Parent”), NHCC MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and BARRON PARTNERS LP, a Delaware limited partnership (“Barron”).

WHEREAS, Parent, Merger Sub and Computer Software Innovations, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) for all of the outstanding shares of the Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and all of the outstanding shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”) and that, following consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Barron is the holder of record and/or the beneficially owner of the number of shares of Company Capital Stock set forth on the signature page hereto (such shares of Company Capital Stock, together with any other shares of capital stock of the Company acquired (whether held beneficially or of record) by Barron after the date hereof and prior to the earlier of the Effective Time and the termination of all of Barron’s obligations under this Agreement, including any shares of Company Capital Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Barron has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 2. Representations and Warranties of Barron. Barron hereby represents and warrants to Parent and Merger Sub as follows:

(a) Barron (i) is a holder of record and/or the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and marketable title to, the Shares set forth on the signature page hereto, free and clear of any and all liens, claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”) except any Encumbrances arising under applicable securities laws in any jurisdiction or arising hereunder; (ii) does not own, of record or beneficially (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, any capital stock or other equity securities of the Company other than the Shares, Company Stock Options and/or Company Stock Awards set forth on the signature page hereto; (iii) has not granted a proxy to any other Person to vote or dispose of the Shares that is currently effective; and (iv) holds the full power (A) to vote and dispose of and to issue instructions with respect to the matters set forth in this Agreement, and (B) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no material limitations, qualifications or restrictions on such rights.

(b) Barron is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, and Barron is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified other than as would not reasonably be expected to materially impair the ability of Barron to perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Barron has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Barron of this Agreement, the performance by Barron of its obligations hereunder and the consummation by Barron of the transactions contemplated hereby have been duly and validly authorized by Barron (or its members or governing body, as applicable) and no other actions or proceedings on the part of Barron are necessary to authorize the execution and delivery by Barron of this Agreement, the performance by Barron of its obligations hereunder or the consummation by Barron of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Barron and constitutes a valid and binding obligation of Barron enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(d) The execution and delivery of this Agreement by Barron, the performance by Barron of its obligations hereunder and the consummation by Barron of the transactions contemplated hereby do not and will not (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of Barron or (B) any Contract, trust, understanding, arrangement or restriction of any kind to which Barron is a party or by which the Shares are bound, or (ii) subject to compliance with filing requirements as may be required under applicable securities laws, violate, or require any consent, approval, or notice under, any provision of any judgment, Order, decree, statute, Law, rule or regulation applicable to Barron or any of the Shares.

(e) There is no Legal Action pending or, to the knowledge of Barron, threatened in writing against Barron at law or in equity before or by any Governmental Entity that would reasonably be expected to materially impair the ability of Barron to perform its obligations hereunder or consummate the transactions contemplated hereby.

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(f) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Barron.

(g) Barron understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Barron’s execution, delivery and performance of this Agreement.

Section 3. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Barron as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

(c) The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (i) any provisions of the organizational documents of Parent or Merger Sub or (ii) any judgment, Order, decree, statute, Law, rule or regulation to which Parent or Merger Sub or any of their assets is subject or bound.

Section 4. Tender of the Shares. Unless this Agreement shall have been terminated in accordance with its terms, Barron hereby agrees that it shall (i) tender the Shares (and deliver any certificates evidencing the Shares or an appropriate affidavit of lost certificate with respect thereto to the extent any of such certificates have been lost, misplaced or destroyed), or cause the Shares to be tendered, into the Offer promptly following the date hereof, and in any event no later than five Business Days prior to the Initial Expiration Time of the Offer, free and clear of all Encumbrances, and (ii) not withdraw the Shares, or cause the Shares to be withdrawn, from the Offer at any time. If Barron acquires Shares after the date hereof, Barron shall (A) tender or cause to be tendered such Shares on or before the fifth Business Day prior to the Initial Expiration Time or, if later, on or before the Business Day after such acquisition but in any event prior to the Expiration Time, and (B) not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time. In furtherance of and without limiting the generality of the foregoing, on or before the fifth Business Day prior to the Initial Expiration Time, Barron shall (i) deliver or cause to be delivered to the depositary designated in the Offer Documents

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(A) a letter of transmittal with respect to the Shares in the form included in the Offer Documents and otherwise complying with the terms of the Offer and (B) any and all other documents or instruments required to be delivered pursuant to the terms of the Offer or the Offer Documents and (ii) instruct and cause any other Person who is the holder of record of any Shares beneficially owned by Barron (including Barron’s broker) to validly tender into the Offer such Shares pursuant to and in accordance with the terms and conditions of the Offer and the Offer Documents. Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (on the terms and subject to the conditions set forth in the Merger Agreement, including any withholding of tax pursuant to Section 3.05 thereof) all shares of Company Common Stock and Company Preferred Stock validly tendered by Barron, and not validly withdrawn, pursuant to the Offer as soon as practicable after the Expiration Time, and Merger Sub shall, and Parent shall cause Merger Sub to, purchase such shares of Company Common Stock and Company Preferred Stock at a price equal to $1.10 per share or such higher amount as shall be paid pursuant to the Offer (it being understood that, should Parent or Merger Sub for any reason decrease the price paid pursuant to the Offer below $1.10 per share, this Agreement shall automatically terminate without any notice or other action by any of the parties hereto pursuant to Section 13 hereof). By way of example, should Barron validly tender and not validly withdraw 6,590,736 shares of Company Preferred Stock and 300,000 shares of Company Common Stock, and Merger Sub shall accept for payment and pay for such shares pursuant to the Offer, Merger Sub shall pay to Barron $7,579,809.60 (that is, 6,590,736 shares times $1.10 per share = $7,249,809.60 plus 300,000 shares times $1.10 = $330,000.000 equals $7,579,809.60), unless Merger Sub shall pay a higher price per share, in which case Barron would receive such higher price per share.

Section 5. Transfer of the Shares; Other Actions. Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 4 hereof), Barron shall not: (i) tender into any tender or exchange offer or otherwise directly or indirectly transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any Shares or any right or interest therein; (ii) enter into any Contract, option or other arrangement or undertaking with respect to any Transfer of Shares or any other securities of the Company, or offer to do or consent to any of the foregoing; (iii) grant any proxy or power-of-attorney with respect to any of the Shares in contravention of the obligations of Barron hereunder or the transactions contemplated hereby; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares in contravention of the obligations of Barron hereunder or the transactions contemplated hereby; or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of Barron’s obligations hereunder or the transactions contemplated hereby. Any attempted Transfer of any Shares or any interest therein in violation of this Section 5 shall be null and void ab initio.

Section 6. Covenant to Vote. Prior to termination of this Agreement in accordance with its terms, Barron hereby agrees to vote (or cause to be voted) the Shares (to the extent the Shares are entitled to vote), or to provide (or cause to be provided) a written consent in respect of the Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of approval and adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement, the other transactions contemplated thereby and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated, (ii) in favor of any adjournment or postponement recommended by Parent with respect to any stockholder meeting with respect to the Merger Agreement and the Merger, and (iii) against any Takeover Proposal or any other action, proposal or agreement that would likely, in Parent’s view, (A) impede, interfere with, materially delay or postpone the Merger and the other transactions contemplated by the Merger Agreement, (B) result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement, (C) change the dividend policy or in any material respect the capitalization of, including the voting rights of any class of equity interests in, the Company, (D) result in any of the conditions set forth in Section 7 or Annex I of the Merger Agreement not being fulfilled or satisfied, or (E) change a majority of the Company Board (other than as directed by Parent or Merger Sub). In the event that a meeting of the stockholders of the Company is held, Barron shall, or shall cause the holder of record on any applicable record date to, appear at such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

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Section 7. Proxy and Power of Attorney. Barron, by this Agreement, does hereby constitute and appoint Mark Dennison and Bryce Cooper, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as Barron’s true and lawful attorney and proxy for and in Barron’s name, place and stead, to vote all the Shares that Barron beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company or to grant a consent or approval in respect of the Shares in any written consent in lieu of such a meeting (and to appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum) in a manner consistent with the provisions of Section 6 hereof, in each case, in the event that (i) Barron fails to comply with its obligations pursuant to Section 6, (ii) any action is commenced, or any Order is entered, which challenges or impairs the enforceability or validity of the obligations of Barron set forth in Section 6, or (iii) except with respect to any matter that would change the Preferred Stock Designations or the consideration to be paid to Barron in the Merger, otherwise if Parent deems it necessary or advisable. This proxy and power of attorney is a proxy and power coupled with an interest, and Barron declares that it is irrevocable during and for the term of this Agreement and that such proxy shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms. This proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. For the avoidance of doubt, if for any reason this proxy is not irrevocable, Barron shall vote the Shares in accordance with Section 6. For Shares as to which Barron is the beneficial but not the record owner, Barron shall cause the record owner of any such Shares to grant to Parent and Merger Sub a proxy to the same effect as that contained herein.

Section 8. No Solicitation; Notification. Barron hereby agrees that during and for the term of this Agreement, Barron shall not, nor shall Barron authorize any of its Representatives to, directly or indirectly, (a) solicit, initiate, encourage or facilitate the making, submission or announcement of any Takeover Proposal with respect to the Company; (b) furnish any information regarding the Company to any Person in connection with or in response to any Takeover Proposal with respect to the Company; (c) engage in discussions or negotiations with any Person relating to any Takeover Proposal with respect to the Company; (d) approve, endorse or recommend any Takeover Proposal with respect to the Company; (e) make any public statement contrary to the Company Board Recommendation unless Barron reasonably believes after consultation with legal counsel that such public statement is required under applicable Law; or (f) enter into any Company Acquisition Agreement or enter into any agreement or agreement in principle requiring Barron to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby. Barron shall, and shall advise its Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any Person conducted prior to the execution of this Agreement by or on behalf of Barron or any of its Representatives with respect to any Takeover Proposal. Barron further acknowledges the obligations of the Company under Section 6.04 of the Merger Agreement and agrees that Barron shall not, and shall not authorize or permit any of its Representatives to act on Barron’s behalf in order to, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 6.04 of the Merger Agreement. Barron agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Barron set forth herein.

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Section 9. Waiver of Appraisal and Dissenter’s Rights and Actions. Barron hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Barron may have and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Legal Action, derivative or otherwise, against Parent, Merger Sub, Guarantor, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any Legal Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the transactions contemplated thereby.

Section 10. Waiver of Preferred Stockholder Rights. Solely in Barron’s capacity as a holder of Company Preferred Stock, as long as there are no adverse changes to Barron in the consideration to be paid to Barron and in the sharing arrangement between Barron and other Company shareholders from those previously presented to Barron, Barron hereby waives, solely in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, any and all rights it may have under, and compliance by the Company with any obligations arising from, the Company’s Certificate of Incorporation, the Certificate of Designation, the Purchase Agreement or Delaware law, including, without limitation, (i) the obligations of the Company set forth in Section 4 and Section 7(f)(iv) of the Certificate of Designation and Section 6.5 of the Purchase Agreement, (ii) the right of first refusal set forth in Section 6.11 of the Purchase Agreement, (iii) any notice required by Section 7(f)(ii) of the Certificate of Designation or otherwise, and (iv) all rights relating to the amendment of the Company’s certificate of incorporation and the elimination of the Company Preferred Stock at the Effective Time. For sake of clarity and notwithstanding the generality of the foregoing, the waiver by Barron set forth in this Section 10 shall only apply to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and shall in no event be construed to apply to any other corporate action by the Company or transaction involving the Company. Notwithstanding any other provision set forth herein, this waiver shall lapse, and Barron shall have all of its rights as a holder of Company Preferred Stock, automatically upon the termination of this Agreement or failure of the Offer Closing to occur by March 29, 2013.

Section 11. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby. Each party hereto will execute and deliver all such further instruments, documents and agreements and take all such further action as may be necessary or desirable in order to consummate the transactions contemplated hereby. Without limiting the foregoing, Barron shall execute and deliver to Parent and any of its designees any additional proxies as may be reasonably necessary to effectuate the intent of the proxy and power of attorney contained in Section 7, including with respect to any Shares acquired after the date hereof, reasonably requested by Parent in furtherance of this Agreement.

Section 12. Adjustments. In the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing Barron’s ownership of Company Capital Stock or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock or any other equity interest in the Company held by Barron immediately following the effectiveness of such events as though they were Shares hereunder.

Section 13. Termination. This Agreement shall automatically terminate without any notice or other action by any of the parties hereto upon the earliest to occur of: (a) the purchase of all of the Shares pursuant to the Offer in accordance with Section 4 hereof, (b) the Effective

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Time, (c) the date the Merger Agreement is validly terminated in accordance with its terms, (d) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that results in a decrease in the Offer Price or Merger Consideration, and (e) the written agreement of the parties hereto to terminate this Agreement. Barron may terminate this Agreement upon notice to Parent if the Offer Closing shall not have occurred on or before March 29, 2013 (the “Outside Date”), provided, however, that such termination right shall not be available if Barron’s breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date. Termination of this Agreement shall not relieve any party from liability for any willful breach hereof prior to such termination. Sections 9, 14 and 17 hereof shall survive any termination of this Agreement.

Section 14. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 15. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, Barron shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares).

Section 16. Disclosure. Barron hereby authorizes Parent, Merger Sub, Guarantor and the Company to publish and disclose in all documents and schedules required to be filed with the Securities and Exchange Commission or similar authority in Canada or elsewhere, and in any press release or other disclosure document that Parent, Merger Sub, Guarantor or the Company reasonably determines to be necessary or desirable in connection with the Offer or Merger and any transactions related to the Offer or Merger, Barron’s identity and ownership of Shares and the nature of Barron’s commitments, arrangements and understandings under this Agreement.

Section 17. Miscellaneous.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17(a)):

If to Barron, to:	Barron Partners LP 730 Fifth Avenue, 26th Floor New York, NY 10019 Attention: Andrew Barron Worden

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If to Parent or Merger Sub, to:	N. Harris Computer Corporation #1200 – 20 Adelaide Street East Toronto, ON M5C 2T6 Canada Facsimile: (416) 861-2287 Attention: Mark Dennison

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 Facsimile: (303) 899-7333 Attention: Paul Hilton

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder, except that the Company and any successor thereto is an intended third-party beneficiary of Sections 9, 10, 15 and 16 hereof, and Guarantor and any successor thereto is an intended third-party beneficiary of Sections 9 and 16 hereof, and such provisions shall be enforceable by the Company and Guarantor and their respective successors, as applicable.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(f) Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and

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the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17(a) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(f), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(g) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(g).

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Guarantor (each, an “Assignee”). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

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(i) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other judgment.

(k) Time of Essence. Time shall be of the essence in this Agreement.

(l) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub and Barron have caused this Agreement to be duly executed and delivered as of the date first written above.

N. HARRIS COMPUTER CORPORATION

By:

Name:
Title:

NHCC MERGER CORP.

By:

Name:
Title:

BARRON PARTNERS LP

Name:
Title:

No. of shares of Company Common Stock owned:

No. of shares of Company Preferred Stock owned:

No. of shares subject to Company Stock Options:

No. of shares subject to Company Stock Awards:

[SIGNATURE PAGE TO TENDER AND VOTING AGREEMENT]

EXHIBIT C

FORM OF CERTIFICATE OF INCORPORATION

[See attached]

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMPUTER SOFTWARE INNOVATIONS, INC.

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

Computer Software Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Computer Software Innovations, Inc.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 24, 1999, an amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 10, 2005 and an amendment to the amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 28, 2006.

3. The provisions of the amended and restated certificate of incorporation of the Corporation as herein amended are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled “Second Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc.”

4. This second amended and restated certificate of incorporation, which restates, integrates and further amends the amended and restated certificate of incorporation of the Corporation, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5. Pursuant to Section 103(d) of the DGCL, this Second Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware.

6. The amended and restated certificate of incorporation of the Corporation, as amended and restated herein, shall read in its entirety as follows:

FIRST: The name of the corporation is Computer Software Innovations, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share.

FIFTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the directors of the Corporation need not be elected by written ballot.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such directors derives an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment, alteration or repeal of this Article SEVENTH shall adversely affect any right of, or protection afforded to, a director of the Corporation existing immediately prior to such repeal or modification.

EIGHTH: Except as provided herein, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this         day of                 , 2012.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:
Name:
Title: